Section 240.14a-101 Schedule 14A. Information required in proxy statement.

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

(Amendment No. )

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Honeywell International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 15, 2004

To Our Shareowners:

You are cordially invited to attend the Annual Meeting of Shareowners of Honeywell, which will be held at 10:30 a.m. on Monday, April 26, 2004 at our headquarters, 101 Columbia Road, Morris Township, New Jersey.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. We will also take the opportunity to review our past business results and our outlook for the future.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. Most shareowners will also have the option of voting via the Internet or by telephone. Specific instructions on how to vote via the Internet or by telephone are included on the proxy card.

A map and directions to Honeywell’s headquarters appear at the end of the proxy statement.

Sincerely,

DAVID M. COTE
Chairman and Chief Executive Officer

Table of Contents	Page

YOUR VOTE IS IMPORTANT

          If you are a shareowner of record or a participant in a Honeywell savings plan, you can vote your shares via the Internet or by telephone by following the instructions on your proxy card. If you hold your shares through a bank or broker, you will be able to vote via the Internet or by telephone if your bank or broker offers these options. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed envelope.

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The Annual Meeting of Shareowners of Honeywell International Inc. will be held on Monday, April 26, 2004 at 10:30 a.m. local time, at Honeywell’s headquarters, 101 Columbia Road, Morris Township, New Jersey to consider and vote on the following matters described in the accompanying proxy statement:

•	Election of five directors;

•	Appointment of PricewaterhouseCoopers LLP as independent accountants for 2004;

•	Five shareowner proposals described on pages 30 through 38 in the accompanying Proxy Statement; and

to transact any other business that may properly come before the meeting.

The Board of Directors has determined that shareowners of record at the close of business on February 27, 2004 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Thomas F. Larkins
Vice President and Secretary

Honeywell
101 Columbia Road
Morris Township, NJ 07962

March 15, 2004

PROXY STATEMENT

     This Proxy Statement is being provided to shareowners in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners to be held on Monday, April 26, 2004.

VOTING PROCEDURES

Your Vote is Very Important

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible. Your prompt voting via the Internet, telephone or mail may save us the expense of a second mailing.

Methods of Voting

•	All shareowners may vote by mail.

•	Shareowners of record, as well as participants in Honeywell stock funds within Honeywell savings plans, can vote via the Internet or by telephone.

•	Shareowners who hold their shares through a bank or broker can vote via the Internet or by telephone if the bank or broker offers these options.

Please see your proxy card for specific voting instructions.

Revoking Your Proxy

Whether you vote by mail, telephone or via the Internet, you may later revoke your proxy by:

•	sending a written statement to that effect to the Secretary of Honeywell;

•	submitting a properly signed proxy with a later date;

•	voting by telephone or via the Internet at a later time; or

•	voting in person at the Annual Meeting (except for shares held in the savings plans).

Vote Required

       The vote of a plurality of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for election as a director.

       The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposals 2 through 7 is required for approval.

Abstentions and Broker Non-Votes

Abstentions are not counted as votes “for” or “against” a proposal, but are counted in determining the number of shares present or represented on a proposal. Therefore, since approval of Proposals 2 through 7 requires the affirmative vote of a majority of the shares of Common Stock present or represented, abstentions have the same effect as a vote “against” those proposals. New York Stock Exchange rules prohibit brokers from voting on Proposals 3 through 7 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such “broker non-votes” will not be counted as voted or as present or represented on those proposals.

Other Business

The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

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Confidential Voting Policy

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

Shares Outstanding

At the close of business on February 27, 2004 there were approximately 858,794,651 shares of Honeywell common stock outstanding. Each share outstanding as of the February 27, 2004 record date is entitled to one vote.

ATTENDANCE AT THE ANNUAL MEETING

If you are a shareowner of record who plans to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote via the Internet or by telephone. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notification to Honeywell Shareowner Services, P.O. Box 50000, Morris Township, New Jersey 07962, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.

BOARD MEETINGS — COMMITTEES OF THE BOARD

The Board of Directors held eight regular meetings during 2003. The average attendance at meetings of the Board and Board Committees during 2003 was 97%.

The Board currently has the following committees: Audit; Corporate Governance and Responsibility; Management Development and Compensation; and Retirement Plans. Each committee is comprised entirely of independent, non-employee directors (see “Director Independence” on page 5). Membership and principal responsibilities of the Board committees are described below. The charter of each Committee of the Board of Directors is available free of charge on our website, www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”) or by writing to Honeywell, 101 Columbia Road, Morris Township, NJ 07962, c/o Vice President and Secretary.

Audit Committee

The members of the Audit Committee are:

•	Russell E. Palmer (Chair)

•	Marshall N. Carter

•	James J. Howard

•	Eric K. Shinseki

•	John R. Stafford

•	Michael W. Wright

The Audit Committee met five times in 2003. The primary functions of this Committee are to: appoint (subject to shareowner approval), and be directly responsible for the compensation, retention and oversight of, the firm that will serve as independent accountants to audit our financial statements and to perform services related to the audit (including the resolution of disagreements between management and the independent accountants regarding financial reporting); review the scope and

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results of the audit with the independent accountants; review with management and the independent accountants our interim and year-end operating results; consider the adequacy and effectiveness of our internal accounting and auditing procedures; review, approve and thereby establish procedures for the receipt, retention and treatment of complaints received by Honeywell regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and consider the accountants’ independence and establish policies and procedures for pre-approval of all audit and non-audit services provided to Honeywell by the independent accountants who audit its financial statements. At each meeting, Committee members meet privately with representatives of PricewaterhouseCoopers LLP, our independent accountants, and with Honeywell’s Vice President — Corporate Audit. The Board has determined that Mr. Palmer satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission and the “accounting or related financial management expertise” criteria established by the New York Stock Exchange. See page 15 for the Audit Committee Report and page 16 for the Audit Committee Charter.

Corporate Governance and Responsibility Committee

The members of the Corporate Governance and Responsibility Committee are:

•	Bruce Karatz (Chair)

•	Gordon Bethune

•	Marshall N. Carter

•	Jaime Chico Pardo

•	Robert P. Luciano

•	Russell E. Palmer

•	Ivan G. Seidenberg

•	Eric K. Shinseki

In May of 2003, the Corporate Governance and Corporate Responsibility Committees were consolidated into a single Committee of the Board to be known as the Corporate Governance and Responsibility Committee. Prior to that time, the Corporate Governance Committee and the Corporate Responsibility Committee had each met once in 2003. The combined Corporate Governance and Responsibility Committee met twice in 2003. The primary functions of this Committee are to: identify individuals qualified to become Board members, and recommend to the Board the nominees for election to the Board at the next Annual Meeting of Shareowners; develop and recommend to the Board a set of Corporate Governance Guidelines; lead the Board in its annual review of the performance of the Board and its committees; review policies and make recommendations to the Board concerning the size and composition of the Board, the qualifications and criteria for election to the Board, retirement from the Board, compensation and benefits of non-employee directors, the conduct of business between Honeywell and any person or entity affiliated with a director, and the structure and composition of Board committees; and review Honeywell’s policies and programs relating to compliance with its Code of Business Conduct, health, safety and environmental matters, equal employment opportunity and such other matters as may be brought to the attention of the Committee regarding Honeywell’s role as a responsible corporate citizen. See “Identification and Evaluation of Director Candidates” on page 6 and “Director Compensation” on page 13.

Management Development and Compensation Committee

The members of the Management Development and Compensation Committee are:

•	Robert P. Luciano (Chair)

•	Hans W. Becherer

•	Gordon M. Bethune

•	Clive R. Hollick

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•	Bruce Karatz

•	Ivan G. Seidenberg

•	John R. Stafford

The Management Development and Compensation Committee met five times in 2003. The primary functions of this Committee are to: evaluate and approve executive compensation plans, policies and programs, including review of relevant corporate and individual goals and objectives; review and set the annual salary and other remuneration of all officers; review the management development program, including executive succession plans; recommend individuals for election as officers; and review or take such other action as may be required in connection with the bonus, stock and other benefit plans of Honeywell and its subsidiaries. See pages 20-22 for the Report of the Management Development and Compensation Committee.

Retirement Plans Committee

The members of the Retirement Plans Committee are:

•	Michael W. Wright (Chair)

•	Hans W. Becherer

•	Jaime Chico Pardo

•	Clive R. Hollick

•	James J. Howard

The Retirement Plans Committee met three times in 2003. The primary responsibilities of this Committee are to: appoint the trustees for funds of the employee pension benefit plans of Honeywell and certain subsidiaries; review funding strategies; set investment policy for fund assets; and oversee and appoint an independent fiduciary and members of other committees investing fund assets.

DIRECTOR INDEPENDENCE

The Corporate Governance and Responsibility Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Thirteen of Honeywell’s fourteen directors (including all of the nominees presently standing for election) are non-employee directors. The Corporate Governance and Responsibility Committee reviewed the commercial relationships (i.e., the purchase and/or sale of products and services) between Honeywell and companies with or by whom the non-employee directors are affiliated or employed. Although the Board has not adopted categorical standards of materiality, none of these relationships were deemed to be material as, in each case, within any of the last three years, the aggregate amount of such purchases and sales was no more than approximately one-half of one percent of the consolidated gross revenues of any such company in any of the last three completed fiscal years. The Corporate Governance and Responsibility Committee and the Board considered contracts under which Honeywell performs repair and overhaul services for Continental Airlines and determined that in light of the foregoing review of commercial relationships, as well as the fact that such services are provided on the same terms and conditions as similar services provided by Honeywell to other airlines with comparable fleet sizes and maintenance needs, such contracts do not impair Mr. Bethune’s independence. Responses to questionnaires completed by the directors did not indicate any other material relationships (e.g., industrial, banking, consulting, legal, accounting, charitable or familial) which would impair the independence of any of the non-employee directors.

Based on the report and recommendation of the Corporate Governance and Responsibility Committee, the Board has determined that each of its non-employee members satisfies the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the current listing standards and rules of the New York Stock Exchange and Securities and Exchange Commission.

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The Board holds executive sessions of its non-employee directors on at least a quarterly basis. Members serve as the chairperson, or presiding director, for these executive sessions on a rotating basis (meeting-by-meeting) in accordance with years of service on the Board.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Board has determined that its Corporate Governance and Responsibility Committee (the Committee) shall, among other responsibilities, serve as the nominating committee. The Committee is comprised entirely of independent directors under applicable SEC rules and New York Stock Exchange listing standards. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at the Company’s website www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962 c/o Vice President and Corporate Secretary. The Committee is charged with actively seeking individuals qualified to become directors and recommending candidates for all directorships to the full Board of Directors. The Committee continuously considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and shareowners. The Committee has retained, at the expense of the Company, a search firm to identify potential director candidates, and is also authorized to retain other external advisors, including for purposes of performing background reviews of potential candidates. The search firm retained by the Committee has been provided guidance as to the particular experience, skills or other characteristics that the Board is seeking. The Committee has delegated responsibility for day-to-day management and oversight of the search firm engagement to the Chairman of the Board and/or the Company’s Senior VP-Human Resources.

Preliminary interviews of director candidates may be conducted by the Chairman of the Committee or, at his request, any other member of the Committee, the Chairman of the Board and/or a representative of a search firm retained by the Committee. Background material pertaining to director candidates is distributed to the members of the Committee for their review. Director candidates who the Committee determines merit further consideration are interviewed by the Chairman of the Committee and such other Committee members, directors and key senior management personnel as determined by the Chairman of the Committee. The results of these interviews are considered by the Committee in its deliberations.

Director candidates are reviewed by the Committee against the following qualities and skills that are considered desirable for Board membership: their exemplification of the highest standards of personal and professional integrity; their independence from management under applicable securities law, listing standards, and the Company’s corporate governance guidelines; their experience and industry background; their potential contribution to the composition, diversity and culture of the Board; their age, educational background and relative skills and characteristics; their ability and willingness to constructively challenge management through active participation in Board and committee meetings and to otherwise devote sufficient time to Board duties; and the needs of the Board and the Company’s various constituencies.

In evaluating the needs of the Board, the Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the CEO and other members of senior management. At a minimum, all recommended candidates must possess the requisite personal and professional integrity, meet any required independence standards, and be willing and able to constructively participate in, and contribute to, Board and committee meetings. Additionally, the Committee conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

Shareowners wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962. To receive meaningful consideration, a

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recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the above criteria. Shareowners wishing to nominate a director should follow the procedures set out under “Director Nominations” on page 39 of this proxy statement.

This year, one director is proposed for nomination to the Board of Directors who has not previously stood for election to the Board by the shareowners, Eric K. Shinseki, General, United States Army (Retired). General Shinseki was recommended by a third-party search firm and was elected to the Board, effective November 1, 2003.

The Company did not receive in a timely manner, in accordance with SEC requirements, any recommendation of a director candidate from a shareowner, or group of shareowners, that beneficially owned more than 5% of the Company’s Common Stock for at least one year as of the date of recommendation.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Interested parties may communicate directly with the presiding director for an upcoming meeting or the non-employee directors as a group by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Communications may also be sent to individual directors at the above address.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Company has no specific policy regarding director attendance at its Annual Meeting of Shareowners. Generally, however, Board and Committee meetings are held immediately preceding and following the Annual Meeting of Shareowners, with directors attending the Annual Meeting. Eleven of thirteen directors attended last year’s Annual Meeting of Shareowners.

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ITEM 1 — ELECTION OF DIRECTORS

      Honeywell’s Board of Directors is divided into three classes that serve staggered three-year terms and are as nearly equal in number as possible. The Board has nominated five candidates for election as directors for a term ending at the 2007 Annual Meeting.

      All nominees are currently serving as directors. If prior to the Annual Meeting any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy card or voted by telephone or Internet will be voted for the election of such other person as may be designated by the Board of Directors, or the Board may determine to leave the vacancy temporarily unfilled.

      Directors may serve until the Annual Meeting of Shareowners immediately following their 70th birthday. In accordance with this policy, Mr. Luciano (a member of the class of directors with a term expiring in 2005) will retire immediately prior to the 2004 Annual Meeting.

Certain information regarding each nominee and each director currently in office is set forth below.

NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2007

JAMES J. HOWARD, Chairman Emeritus of Xcel Energy Inc. (formerly known as Northern States Power Company)

Mr. Howard was Chairman of the Board of Xcel Energy Inc., an energy company, from August 2000 until August 2001. He was Chairman and Chief Executive Officer of Northern States Power since 1988, and President since 1994. Prior to 1987, Mr. Howard was President and Chief Operating Officer of Ameritech Corporation. Mr. Howard is also a director of Ecolab, Inc. and Walgreen Company. He was a director of Honeywell Inc. from July 1990 to December 1999.

Director since 1999	Age 68

BRUCE KARATZ, Chairman of the Board and Chief Executive Officer of KB Home

Mr. Karatz was elected Chief Executive Officer of KB Home, an international residential and commercial builder, in 1986, and Chairman of the Board in 1993. Mr. Karatz is also a director of Edison International and Avery Dennison Corporation. He was a director of Honeywell Inc. from July 1992 to December 1999.

Director since 1999	Age 58

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RUSSELL E. PALMER, Chairman and Chief Executive Officer of the Palmer Group

Mr. Palmer established The Palmer Group, a private investment firm, in 1990, after serving seven years as Dean of The Wharton School of the University of Pennsylvania. He previously served as Managing Director and Chief Executive Officer of Touche Ross International and Managing Partner and Chief Executive Officer of Touche Ross & Co. (USA) (now Deloitte and Touche). He is a director of The May Department Stores Company, Safeguard Scientifics, Inc. and Verizon Communications Inc.

Director since 1987	Age 69

IVAN G. SEIDENBERG, Chairman and Chief Executive Officer of Verizon Communications Inc.

Mr. Seidenberg assumed his current position with Verizon Communications, a telecommunications and information services provider, in January 2004. Mr. Seidenberg served as President and Chief Executive Officer of Verizon from April 2002 until December 2003. Mr. Seidenberg was President and Co-Chief Executive Officer from June 2000, when Bell Atlantic Corporation and GTE Corporation merged and Verizon Communications Inc. was created. He served as Chairman and Chief Executive Officer of Bell Atlantic from 1999 to June 2000, Vice Chairman, President and Chief Executive Officer from June 1998 to 1999, and Vice Chairman, President and Chief Operating Officer following the merger of NYNEX Corporation and Bell Atlantic in 1997. He is also a director of Viacom Inc. and Wyeth.

Director since 1995	Age 57

ERIC K. SHINSEKI, General United States Army (Ret.)

General Shinseki served in the United States Army for 38 years, most recently as Chief of Staff from June 1999 until June, 2003. Prior to that he held a number of key command positions, including Commander of U.S. Army, Europe and Commander of the NATO-led Peace Stabilization Force in Bosnia-Herzegovina. General Shinseki is the highest-ranking Asian-American in U.S. military history, a West Point graduate, and the recipient of numerous U.S. and foreign military decorations.

Director since 2003	Age 61

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INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR TERM EXPIRING IN 2005

MARSHALL N. CARTER, Senior Fellow at the Center for Business and Government, John F. Kennedy School of Government, Harvard University

Mr. Carter assumed his current position in January 2001 upon his retirement from State Street Corporation, a worldwide provider of services to institutional investors. He joined State Street Corporation and its principal subsidiary, State Street Bank and Trust Company, as President and Chief Operating Officer in 1991. He became Chief Executive Officer in 1992 and Chairman of the Board in 1993. Prior to joining State Street, Mr. Carter was with Chase Manhattan Bank for 15 years, and before that he served as an officer in the U.S. Marine Corps.

Director since 1999	Age 63

DAVID M. COTE, Chairman and Chief Executive Officer of Honeywell International Inc.

Mr. Cote has been Chairman and Chief Executive Officer since July 2002. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as President and Chief Executive Officer and from November 1999 to January 2001 he served as President and Chief Operating Officer of TRW. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999.

Director since 2002	Age 51

ROBERT P. LUCIANO, Chairman Emeritus of Schering-Plough Corporation

Mr. Luciano joined Schering-Plough Corporation, a manufacturer and marketer of pharmaceuticals and consumer products, in 1978. He served as President from 1980 to 1986, Chief Executive Officer from 1982 through 1995, and Chairman of the Board from 1984 through October 1998. He became Chairman Emeritus in October 1999.

Director since 1989 (Retiring)	Age 70

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JOHN R. STAFFORD, Retired Chairman of the Board of Wyeth

Mr. Stafford served as Chairman of the Board of Wyeth, a manufacturer of pharmaceutical, health care and animal health products, from 1986 until his retirement at the end of 2002. He also served as Chief Executive Officer from 1986 to 2001. Mr. Stafford joined Wyeth in 1970 and held a variety of positions before becoming President in 1981. He is also a director of J.P. Morgan Chase & Co. and Verizon Communications Inc.

Director since 1993	Age 66

MICHAEL W. WRIGHT, Retired Chairman, President and Chief Executive Officer of SUPERVALU INC.

Mr. Wright was elected President and Chief Operating Officer of SUPERVALU INC., a food distributor and retailer, in 1978, Chief Executive Officer in 1981, and Chairman of the Board in 1982. He retired as President and CEO in June 2001, and as Chairman in May 2002. He joined SUPERVALU INC. as Senior Vice President of Administration and as a member of the board of directors in 1977. Prior to 1977, Mr. Wright was a partner in the law firm of Dorsey & Whitney. Mr. Wright is also a director of Canadian Pacific Railway Company and Wells Fargo & Company. He was a director of Honeywell Inc. from April 1987 to December 1999.

Director since 1999	Age 65

INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR TERM EXPIRING IN 2006

HANS W. BECHERER, Former Chairman and Chief Executive Officer of Deere & Company

Mr. Becherer began his business career with Deere & Company, a manufacturer of mobile power machinery and a supplier of financial services, in 1962. After serving in a variety of managerial and executive positions, he became a director of Deere in 1986 and was elected President and Chief Operating Officer in 1987, President and Chief Executive Officer in 1989 and Chairman and Chief Executive Officer in 1990 until his retirement in 2000. He is also a director of J.P. Morgan Chase & Co. and Schering-Plough Corporation.

Director since 1991	Age 68

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GORDON M. BETHUNE, Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc.

Mr. Bethune joined Continental Airlines, an international commercial airline company, in February 1994 as President and Chief Operating Officer. He was elected President and Chief Executive Officer in November 1994 and Chairman of the Board and Chief Executive Officer in 1996. Prior to joining Continental, Mr. Bethune held senior management positions with the Boeing Company, Piedmont Airlines, Western Airlines, Inc. and Braniff Airlines. He was a director of Honeywell Inc. from April 1999 to December 1999.

Director since 1999	Age 62

JAIME CHICO PARDO, Vice Chairman and Chief Executive Officer of Telefonos de Mexico, S.A. de C.V. (TELMEX)

Mr. Chico Pardo joined TELMEX, a telecommunications company based in Mexico City, as its Chief Executive Officer in 1995. Prior to joining TELMEX, Mr. Chico Pardo served as President and Chief Executive Officer of Grupo Condumex, S.A. de C.V., a manufacturer of products for the construction, automobile and telecommunications industries, and Euzkadi/General Tire de Mexico, a manufacturer of automotive and truck tires. Mr. Chico Pardo is also Vice-Chairman of Carso Global Telecom and a director of America Movil, America Telecom and Grupo Carso. He was a director of Honeywell Inc. from September 1998 to December 1999.

Director since 1999	Age 54

CLIVE R. HOLLICK, Chief Executive, United Business Media plc

Since 1996, Lord Hollick has been Chief Executive of United Business Media, a London-based, international information and publishing group whose operations include periodicals, magazines, newspapers, electronic news distribution, exhibitions and financial information and market research. Prior to that time, and since 1974, he held various leadership positions with United Business Media and its predecessor companies. Lord Hollick is also a director of United Business Media plc and Diageo plc.

Director since June 2003	Age 58

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DIRECTOR COMPENSATION

        The Corporate Governance and Responsibility Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of Honeywell receive no compensation for service on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Corporate Governance and Responsibility Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and it Committees, and an equity component, designed to align the interests of directors and shareowners and, by vesting over time, to create an incentive for continued service on the Board.

        Each non-employee director receives an annual Board cash retainer of $60,000. Each also receives a fee of $2,500 for Board meetings attended on any day (eight during 2003), an annual retainer of $10,000 for each Board Committee served ($15,000 for Audit Committee), and an additional Committee Chair retainer of $15,000 for the Audit Committee and $10,000 for all other Board Committees. While no fees are generally paid for attending Committee meetings, a $1,000 fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business, which occurs apart from a regularly scheduled Board meeting. Non-employee directors are also provided with $350,000 in business travel accident insurance, and are eligible to elect $100,000 in term life insurance and medical and dental coverage for themselves and their eligible dependents.

        At the commencement of each year, $60,000 in common stock equivalents is automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors, which amounts are only payable after termination of Board service, and may be paid as either a lump sum or in equal annual installments. Directors may also elect to defer, until a specified calendar year or retirement from the Board, all or any portion of their annual cash retainers and fees that are not automatically deferred, and to have such compensation credited to their account in the Deferred Compensation Plan. Amounts credited either accrue interest (8 percent for 2004) or are valued as if invested in common stock equivalents or one of the other funds available to participants in our savings plan. Amounts deferred in a common stock account earn amounts equivalent to dividends. Upon a change of control, a director will be entitled to a lump-sum payment of all deferred amounts.

        Under the Stock Plan for Non-Employee Directors, each new director receives a one-time grant of 3,000 shares of common stock, which are subject to transfer restrictions until the director’s service terminates with the consent of a majority of the Board, provided termination occurs at or after age 65. During the restricted period, the director has the right to receive dividends on and the right to vote the shares. At the end of the restricted period, a director is entitled to one-fifth of the shares granted for each year of service (up to five). However, the shares will be forfeited if the director’s service terminates (other than for death or disability) prior to the end of the restricted period. The Plan also provides for an annual grant to each director of options to purchase 5,000 shares of common stock at the fair market value on the date of grant, which is the date of the Annual Meeting of Shareowners. Option grants vest in cumulative installments of 40 percent on April 1 of the year following the grant date and an additional 30 percent on April 1 of each of the next two years. These options also become fully vested at the earliest of the director’s retirement from the board at or after age 70, death, or disability.

        Director stock ownership guidelines have been adopted under which (1) distribution from common stock equivalent accounts (with respect to shares funded on or after the adoption of such guidelines) cannot commence until one-year post retirement, and (2) net gain shares from option exercises are subject to a one-year holding period (restriction lapses upon death or retirement).

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ITEM 2 — APPROVAL OF INDEPENDENT ACCOUNTANTS

        The Audit Committee, which is comprised entirely of independent directors, is recommending approval of its appointment of PricewaterhouseCoopers LLP (“PwC”) as independent accountants for Honeywell to audit its consolidated financial statements for 2004 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the Securities and Exchange Commission and consultation in connection with various accounting and financial reporting matters. If the shareowners do not approve, the Audit Committee will reconsider the appointment.

        PwC provided audit and other services during 2003 and 2002 as set forth below:

(in millions of $)	2003	2002

Audit Fees	14.2	11.4	Annual audit of the Company’s consolidated financial statements, quarterly reviews of interim financial statements in the Company’s Form10-Q reports and statutory audits of foreign subsidiaries.

Audit-Related fees	9.5	5.0	Audit-related services primarily associated with the Company’s merger and acquisition activity, audits of stand-alone financial statements of subsidiaries and, in 2003, services performed in connection with the Company’s initiatives to ensure compliance with Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting.

Tax Fees	7.2	8.3	Tax compliance services were $5.8 in 2003 and $5.1 in 2002, relating primarily to extra-territorial income, expatriate and international tax compliance. Tax consultation and planning services were $1.4 in 2003 and $3.2 in 2002, relating primarily to expatriate tax, value-added tax and reorganizations.

All Other Fees	0.0*	0.2	In 2003, the fee represents primarily licensing fees for electronic workpaper software used by our Corporate Audit Department. In 2002, the fees represent primarily analysis, report and testimony on damages in patent infringement actions.

Total Fees	30.9	24.9

* Approximately $40,000

        Audit, audit-related and tax compliance fees, in the aggregate, comprised 95% and 86% of the total fees paid by Honeywell to PwC in 2003 and 2002, respectively.

        In accordance with its Charter, the Audit Committee reviews non-audit services proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC’s independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non-audit services. At its first meeting in each fiscal year, the Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide (which categories do not include any of the prohibited services set forth under the auditor independence provisions of the Sarbanes-Oxley Act of 2002). Such review includes an evaluation of the possible impact of the provision of such services by PwC on the firm’s independence in performing its audit and audit-related services. On a quarterly basis, the Audit Committee reviews the non-audit services performed by, and amount of fees paid to, PwC, by category in comparison to the pre-approved budget. The engagement of PwC to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to PwC in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Committee may represent the entire Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Committee’s next regularly scheduled meeting.

        Honeywell has been advised by PwC that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

        The Board of Directors recommends that the shareowners vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as independent accountants.

14

AUDIT COMMITTEE REPORT

        The Audit Committee of the Honeywell International Inc. Board of Directors is comprised of the six directors named below. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission (SEC) rules and New York Stock Exchange (NYSE) listing standards. In addition, our Board of Directors has determined that Russell E. Palmer is an “audit committee financial expert” as defined by applicable SEC rules and satisfies the “accounting or related financial management expertise” criteria established by the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors (see pages 16 – 17).

        Management is responsible for the Company’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and, subject to shareowner ratification, appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

        The Audit Committee reviewed and discussed the Company’s consolidated financial statements for the year ended December 31, 2003 with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees.

        The Company’s independent accountants provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC’s provision of non-audit services, as described in the preceding section of this proxy statement, to the Company and its affiliates is compatible with PwC’s independence.

        Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Russell E. Palmer, Chair
Marshall N. Carter
James J. Howard
Eric K. Shinseki
John R. Stafford
Michael W. Wright

15

AUDIT COMMITTEE CHARTER

        The Committee shall review this Charter on an annual basis and recommend any changes to the Board for approval.

I. Composition

        The Committee shall be composed of three or more members of the Board of Directors who meet the requirements established for audit committee members under the listing standards and rules of the New York Stock Exchange and the Securities and Exchange Commission. At least one member of the Committee shall satisfy the financial expertise requirements set forth in such listing standards and rules.

        The members of the Committee shall be elected by the Board at the recommendation of the Corporate Governance and Responsibility Committee. If an Audit Committee Chair is not designated or present, the members may designate a Chair by majority vote.

II. Meetings

        The Committee shall meet at least four times each fiscal year. The Committee shall meet with management, and shall meet periodically with the chief internal auditor and the independent auditors in separate executive sessions.

III. Responsibilities

        The Committee shall provide assistance to the Board of Directors in fulfilling its responsibilities relating to oversight of (i) the Company’s accounting and financial reporting practices and internal control system, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor, and (iv) compliance with legal and regulatory requirements applicable to the foregoing.

        The Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.

        The following shall be the primary activities of the Committee in carrying out its oversight responsibilities. The Committee may, from time to time, alter its procedures as appropriate given the circumstances and shall perform such other functions as may be assigned to it by law, the Company’s charter, the By-laws or by the Board.

1. Review the results of each external audit of the Company’s financial statements, including any certification, report, opinion or review rendered by the independent auditor in connection with the financial statements.

2. Review other matters related to the conduct of the audit which are communicated to the Committee under generally accepted auditing standards and rules of the Securities and Exchange Commission.

3. Based on the review under 1 and 2 above, the Committee will advise the Board of Directors whether it recommends that the audited financial statements be included in the Company’s Annual Report on Form 10-K and prepare the Committee report to be included in the Company’s proxy statement in accordance with Securities and Exchange Commission rules.

4. Review with management and the independent auditors, prior to the filing thereof, the Company’s annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q, respectively, and the matters required to be communicated to the Audit Committee under generally accepted auditing standards and rules of the Securities and Exchange Commission. The Chair of the Committee may represent the entire Committee for purposes of the interim review.

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5. Appoint, and recommend to the shareowners for approval, the firm to be engaged as the Company’s independent auditor, which firm shall report directly to the Committee. The Committee shall be directly responsible for the compensation, retention and oversight of the independent auditor, including the resolution of disagreements between management and the independent auditor regarding financial reporting. The Committee shall have the sole authority to approve all audit engagement fees and terms.

6. Review and discuss the types of information to be disclosed and the types of presentations to be made in connection with earnings releases and financial information and earnings guidance provided to analysts and ratings agencies.

7. Evaluate the independent auditor’s performance and, if appropriate, recommend its discharge.

8. Receive from the independent auditor annually a formal written statement delineating the relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1. The Committee shall discuss with the auditor the scope of any disclosed relationships and their impact or potential impact on the auditor’s independence and objectivity, and recommend that the full Board take appropriate action to satisfy itself of the auditor’s independence.

9. Review reports by the independent auditor describing the auditor’s internal quality control procedures, material issues raised by its most recent internal quality control (or peer) review, all relationships between the auditor and the Company, and any audit problems or difficulties and management’s response.

10. Approve all non-audit engagements with the independent auditor, either through express prior review and approval or through the adoption of policies and procedures for engaging the independent auditor to perform services other than audit, review and attest services. Between regularly-scheduled meetings of the Committee, the Chair of the Committee may represent the entire Committee for purposes of the review and approval of the terms of non-audit engagements with the independent auditor.

11. Review reports of the independent auditor and the chief internal auditor related to the adequacy of the Company’s internal accounting controls, including any management letters and management’s responses to recommendations made by the independent auditor or the chief internal auditor.

12. Consider, in consultation with the independent auditor and the chief internal auditor, the scope and plan of forthcoming external and internal audits, the involvement of the internal auditors in the audit examination, and the independent auditor’s responsibility under generally accepted auditing standards.

13. Discuss the Company’s guidelines and policies with respect to risk assessment and risk management.

14. As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

15. Review, approve and thereby establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

16. Review, approve and thereby establish clear hiring policies regarding employees or former employees of the independent auditor.

17. The Committee shall have the power to inquire into any financial matters not set forth above, and shall perform such other functions as may be assigned to it by law, or the Company’s charter or By-laws, or by the Board.

18. Undertake an annual performance evaluation of the activities of the Committee, including the Committee’s responsibilities as set forth above.

17

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership (and changes in stock ownership) by our directors and executive officers. To the best of Honeywell’s knowledge, all of the filings for our executive officers and directors were made on a timely basis in 2003, except that (i) Supplemental Savings Plan contributions totaling 15.615 equivalent shares for Nance K. Dicciani, President and Chief Executive Officer, Specialty Materials, made during January of 2003, were reported in a late filing filed on January 23, 2003, and (ii) stock options and restricted units awarded on July 25, 2003, to David J. Anderson, Senior Vice President and Chief Financial Officer, and to John J. Tus, Controller, were reported in a late filing filed on July 31, 2003.

Five Percent Owners of Company Stock

        The following table sets forth information as to those holders known to Honeywell to be the beneficial owners of more than 5% of the outstanding shares of Honeywell Common Stock as of December 31, 2003.

Name and Complete Mailing Address	Number of Shares(1)	Percent of Common Stock Outstanding(2)

State Street Bank and Trust Company 225 Franklin Street, Boston, MA 02101	101,319,327	11.8

(1)	State Street has sole voting power in respect of 25,628,857 shares; shared voting power in respect of 73,763,794 shares; sole dispositive power in respect of 27,355,284 shares; and shared dispositive power in respect of 73,964,043 shares. State Street disclaims beneficial ownership of all of the shares listed above.

(2)	State Street holds 8.6% of our outstanding common stock as trustee for certain Honeywell savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant and to vote all shares for which it does not receive instructions in the same ratio as the shares for which instructions were received.

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Stock Ownership of Directors and Executive Officers

        The following table sets forth information as of February 27, 2004 with respect to the beneficial ownership of Common Stock by each executive officer named in the Summary Compensation Table herein, by each director, and by all directors and executive officers of Honeywell as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the sole power to vote or transfer, except as otherwise noted, and stock options that are exercisable currently or within 60 days. Directors and executive officers also have interests in stock-based units under Company plans. While these units may not be voted or transferred, we have included them in the table below as they represent the total economic interest of the directors and executive officers in Honeywell stock.

Name(1)	Number of Shares(2)(3)(4)

Hans W. Becherer	52,462
Gordon M. Bethune	15,531
Marshall N. Carter	41,455
Jaime Chico Pardo	19,120
David M. Cote	1,854,911
Clive R. Hollick	6,005
James J. Howard	49,798
Bruce Karatz	49,341
Robert M. Luciano	40,045
Russell E. Palmer	30,792
Ivan G. Seidenberg	35,914
Eric K. Shinseki	5,135
John R. Stafford	55,107
Michael W. Wright	65,717
David J. Anderson	0
J. Kevin Gilligan	529,953	*
Robert D. Johnson	727,961
Peter M. Kreindler	813,403
All directors and executive officers as a group, including the above-named persons (22 people)	5,333,061

*	Mr. Gilligan’s last day of active employment was January 9, 2004.

(1)	c/o Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962.

(2)	The total beneficial ownership for any individual is less than 0.22%, and the total for the group is approximately 0.62%, of the shares of Common Stock outstanding.

(3)	Includes the following number of shares or share-equivalents in deferred accounts, as to which no voting or investment power exists: Mr. Becherer, 29,427; Mr. Bethune, 6,331; Mr. Carter, 15,255; Mr. Chico Pardo, 9,867; Mr. Cote, 78,633; Mr. Hollick, 3,005; Mr. Howard, 39,331; Mr. Karatz, 33,750; Mr. Luciano, 9,870; Mr. Palmer, 9,592; Mr. Seidenberg, 16,714; Mr. Shinseki, 2,135; Mr. Stafford, 15,932; Mr. Wright, 54,267; Mr. Gilligan, 3,873; Mr. R. Johnson, 1,516; Mr. Kreindler, 24,956; and all directors and executive officers as a group, 358,256. Also includes the following number of shares subject to shared voting power and shared dispositive power: Mr. Stafford, 8,000 shares; and all directors and executive officers as a group, 43,170 shares.

(4)	Includes shares which the following have the right to acquire within 60 days through the vesting of restricted units and the exercise of stock options: Mr. Becherer, 16,200; Mr. Bethune, 6,200; Mr. Carter, 8,200; Mr. Chico Pardo, 6,200; Mr. Cote, 1,749,700; Mr. Howard, 6,200; Mr. Karatz, 6,200; Mr. Luciano, 16,200; Mr. Palmer, 14,200; Mr. Seidenberg, 16,200; Mr. Stafford, 16,200; Mr. Wright, 6,200; Mr. Gilligan, 460,000; Mr. R. Johnson, 700,000; Mr. Kreindler, 785,000 and all directors and executive officers as a group 4,706,400.

19

EXECUTIVE COMPENSATION

      Report of the Management Development and Compensation Committee

        The Management Development and Compensation Committee of the Board of Directors (the Committee) determines the compensation of Honeywell’s executive officers and oversees the administration of executive compensation programs. The Committee is comprised entirely of independent directors and is advised by an independent consultant retained by the Committee.

Executive Compensation Policies and Programs

        Honeywell’s executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareowner returns by achieving aggressive goals. The programs link each executive’s compensation directly to Honeywell’s performance. A significant portion of each executive’s compensation is dependent upon achieving business and financial goals, realizing other individual performance objectives, and upon stock price appreciation.

        Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareowner value, as well as the competitiveness of the programs. The Committee approves salary actions and determines the amount of annual bonuses and the number and amount of long-term incentive awards for officers. The Committee also determines what changes, if any, are appropriate in the compensation programs of the Company.

        The Internal Revenue Code restricts deductibility of annual individual compensation to its top executive officers in excess of $1 million if certain conditions set forth in the Code are not fully satisfied. Honeywell intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to its executive officers while maintaining compensation programs that effectively attract and retain exceptional executives in a highly competitive environment and, accordingly, compensation paid under Honeywell’s stock plan and incentive compensation plans is generally tax-deductible. However, on occasion it may not be possible to satisfy all conditions of the Internal Revenue Code for deductibility and still meet Honeywell’s compensation needs, and in such limited situations, certain compensation paid to some executives may not be tax-deductible.

Components of Compensation

        There are three basic components to Honeywell’s “pay for performance” system: base salary, annual incentive bonus, and long-term incentive compensation. Each component is addressed in the context of competitive conditions. In determining competitive compensation levels, Honeywell analyzes information from several independent executive compensation surveys and consultants, which includes information regarding large diversified industrial companies and other companies that compete with Honeywell for executive talent (“Peer Companies”).

        Base Salary: Base pay is designed to be competitive compared with prevailing market rates at Peer Companies for equivalent positions. The executive’s actual salary relative to this competitive framework varies based on individual performance and the individual’s skills, experience and background.

        Annual Incentive Bonus: Award levels, like base salary levels, are set with reference to competitive conditions and are intended to motivate executives by providing substantial bonus payments for the achievement of aggressive goals. Incentive compensation awards are made pursuant to the terms of the Honeywell International Inc. Incentive Compensation Plan for Executive Employees. Each executive has a bonus target expressed as a percentage of base salary. The actual amounts paid for 2003 were determined by performance based on two factors: first, financial performance, which was measured against objectives established for revenue, free cash flow and earnings per share; and, second, the individual executive’s performance against other specific management objectives, such as improving customer satisfaction, driving growth, driving process excellence by increasing the use of Six Sigma Plus processes and DigitalWorks, and promoting learning and innovation in the workplace. For 2003, the financial objectives were weighted relatively (i.e., EPS 40%; revenue 30% and free cash flow 30%) in determining the Company-wide incentive compensation pools. The types and relative importance of

20

specific financial and other business objectives varied among Honeywell’s executives depending upon their positions and the particular operation or functions for which they were responsible.

        In December 2003, the Committee approved the following financial objectives and relative weights for the 2004 Incentive Compensation Plan: EPS 50% and free cash flow 50%. In addition, incentive compensation pools will be adjusted up or down based on Honeywell’s relative EPS growth performance versus a pre-established group of specific peer companies. The revenue metric has been eliminated on a prospective basis, but is included in Honeywell’s new cash-based long-term incentive program discussed below.

        Long-term Incentive Compensation: The principle purpose of the long-term incentive compensation program is to encourage Honeywell’s executives to enhance the value of Honeywell and, hence, the price of the Common Stock and the shareowners’ return. The long-term incentive component of the compensation system (through extended vesting) is also designed to create retention incentives for the individual.

        The long-term, equity-based compensation program consists primarily of stock option grants that vest over a multi-year period of service and is tied directly to shareowner returns. Like the annual bonus and base salary, long-term incentive award levels are set with regard to competitive considerations and each individual’s actual award is based upon the individual’s performance, potential for increased responsibility and contributions, leadership ability and potential and commitment to Honeywell’s strategic efforts.

        In February 2003, the Committee established a new long-term cash-based compensation program (the “Growth Plan”) and granted awards in the form of Growth Plan Units to select executives for the 2003-2004 performance period. Unlike stock options that reward executives for enhancing stockholder value through Honeywell stock price increases, Growth Plan Units encourage executives to focus on achieving multi-year goals consistent with our strategic business plan and growth initiatives. Payment of these awards is contingent upon the achievement over the performance period of specified financial objectives for revenue growth and return on investment, each weighted equally. In addition, no awards are payable if Honeywell does not achieve a specified minimum annual EPS growth over the performance period.

        In addition to stock options and Growth Plan Units, awards of restricted units, each of which entitles the holder to one share of Common Stock on vesting, may be made on a selective basis to individual executives in order to enhance the incentive for them to remain with Honeywell. These units vest over an extended period of service of up to seven years. A limited number of restricted unit grants will be used on a proactive basis to retain and reward executives who have exhibited sustained exceptional performance and who are determined to be high potential resources. On a limited and highly selective basis, restricted units were granted during 2003 in order to retain certain key performers.

        Stock Ownership Guidelines: In February 2003, the Committee adopted minimum stock ownership guidelines for all Honeywell officers. The ownership requirement for the CEO is Honeywell stock equal in value to six times the current annual base salary. Mr. Cote exceeds the ownership guidelines required of the CEO. Other officers named in the Summary Compensation Table, as well as a group of other key global business and corporate executives, are required to own shares approximately equivalent in value to either two or four times the current annual base salary.

        In addition, we decided executives subject to stock ownership guidelines should be required to hold for at least one year the net shares from restricted stock unit vesting or the net gain shares of our stock that they receive by exercising stock options. For this purpose, “net shares” means the number of shares obtained from restricted stock unit vesting, less the number of shares the executive sells to pay Company withholding taxes. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the executive sells to: (a) cover the exercise price of the options; and (b) to pay the Company withholding taxes. After minimum ownership levels are met, officers would be able to sell shares above the minimum required level after satisfying the one-year holding period. These guidelines are subject to periodic review to ensure the levels are appropriate.

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Compensation of the Chief Executive Officer

        The Committee retained an independent consulting firm to evaluate competitive compensation levels and make recommendations for the compensation of the Chief Executive Officer.

        Pursuant to his employment agreement, Mr. Cote received a base salary of $1,500,000 in 2003.

       Mr.  Cote was awarded an annual incentive bonus for 2003 of $2,100,000. In determining the level of award, in addition to factors listed above under the description of the Company’s Incentive Compensation Plan for Executive Employees, the Committee considered the Company’s high quality earnings, the strength of its balance sheet, achievement of above target cash flow results in a difficult business environment, funded growth plans for new product and service introductions, the initiation of cycle time process improvements aimed at improving both productivity and customer satisfaction, continued progress on restructuring the Company’s portfolio of businesses, the development and implementation of process improvements relating to the identification, valuation, execution and integration of acquisitions, and the significant mitigation of future pension funding requirements. In February 2003, Mr. Cote was granted 600,000 stock options and 51,752 Growth Plan Units for the 2003-2004 performance cycle. The total annual value of these long-term awards was consistent with the minimum required amount in his employment agreement (details of Mr. Cote’s employment agreement are discussed below in the Employment and Termination Arrangements disclosure, page 27). Also, in 2003, Mr. Cote received a final cash make whole payment of $2.25 million for incentive compensation arrangements earned in prior years to which he would have been entitled from his former employer, but which he forfeited upon acceptance of employment with Honeywell.

The Management Development and Compensation Committee:

Robert P. Luciano, Chairman
Hans W. Becherer
Gordon M. Bethune
Clive R. Hollick
Bruce Karatz
Ivan G. Seidenberg
John R. Stafford

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Summary Compensation Table

        The following table provides a summary of cash and non-cash compensation paid to, earned by or awarded to Honeywell’s Chief Executive Officer during 2003 and the other four most highly compensated executive officers of Honeywell during 2003.

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)(1)	Restricted Stock Awards($)(2)	Securities Underlying Options/SARs (Shares)	LTIP Payouts($)	All Other Compensation($)(3)

David M. Cote (4)	2003	$1,500,000	$2,100,000	$596,954	$—	600,000	—	$2,665,027
Chairman of the Board	2002	1,292,308	1,875,000	723,543	25,140,500	2,202,200	—	2,837,741
and Chief Executive Officer	2001	—	—	—	—	—	—	—
Robert D. Johnson	2003	616,466	625,000	38,932	—	150,000	—	68,315
President and Chief	2002	590,000	615,000	105,117	3,392,000	—	—	67,261
Executive Officer Aerospace	2001	575,529	450,000	57,784	—	250,000	—	62,909
Peter M. Kreindler	2003	587,110	575,000	42,430	—	150,000	—	472,363
Senior Vice President	2002	495,000	550,000	317,320	3,692,000	—	—	315,636
and General Counsel	2001	495,000	510,000	40,449	—	200,000	—	214,617
J. Kevin Gilligan (5)	2003	576,466	500,000	42,706	—	150,000	—	1,805,147
President and Chief	2002	550,000	425,000	40,733	3,392,000	—	—	71,855
Executive Officer Automation and Control Solutions	2001	488,233	275,000	40,305	451,125	250,000	—	52,030
David J. Anderson (6)	2003	368,219	700,000	149,310	4,323,000	262,000	—	2,260,719
Chief Financial	2002	—	—	—	—	—	—	—
Officer	2001	—	—	—	—	—	—	—

(1) Other Annual Compensation consists of the following:

		Mr. Cote	Mr. Johnson	Mr. Kreindler	Mr. Gilligan	Mr. Anderson

Legal fees	2003	$—	—	—	—	—
	2002	118,667	—	—	—	—
	2001	—	—	—	—	—
Personal use of company aircraft	2003	107,175	—	3,300	1,700	15,000
	2002	61,475	20,291	10,350	—	—
	2001	—	24,677	—	—	—
Personal financial planning	2003	29,350	—	—	—	—
	2002	15,354	—	—	—	—
	2001	—	—	—	—	—
Cash flexible perquisite payments	2003	12,500	27,250	38,000	38,000	26,096
	2002	43,056	27,250	38,000	38,000	—
	2001	—	27,250	38,000	38,000	—
Temporary housing	2003	73,194	—	—	—	20,227
	2002	60,300	—	33,156	—	—
	2001	—	—	—	—	—
Excess liability insurance	2003	1,130	1,130	1,130	1,130	471
	2002	844	1,125	1,125	1,125	—
	2001	—	1,105	1,105	1,105	—
Personal use of company car	2003	66,651	9,125	—	—	—
	2002	28,944	—	—	—	—
	2001	—	4,752	1,344	—	—
Executive auto insurance	2003	—	—	—	1,200	—
	2002	—	—	—	1,200	—
	2001	—	—	—	1,200	—
Security	2003	169,978	—	—	—	—
	2002	—	—	—	—	—
	2001	—	—	—	—	—
Tax reimbursement payments	2003	136,976	1,427	—	676	87,516
	2002	394,903	56,451	234,689	408	—
	2001	—	—	—	—	—

Total	2003	$596,954	$38,932	$42,430	$42,706	$149,310
	2002	723,543	105,117	317,320	40,733	—
	2001	0	57,784	40,449	40,305	—

(2)	The information in this column is based upon the closing price of Common Stock on the date of grant. Each restricted unit entitles the holder to a share of Common Stock on vesting. Common Stock dividend equivalents are payable on each restricted unit prior to vesting. The restricted units held by the individuals set forth below vest as follows: Mr. Cote, 55,500 vested on November 11,

(footnotes continued on next page)

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(footnotes continued from previous page)

2002, 14,137 vested on February 22, 2003, 6,963 vested on February 22, 2004, 315,200 will vest on February 1, 2006 and 378,200 on July 1, 2012; Mr. Johnson, 50,000 vested on February 7, 2004 and 50,000 will vest on February 7, 2005; Mr. Kreindler, 100,000 will vest on April 26, 2005; Mr. Gilligan, 50,000 vested on February 7, 2004 and 12,500 will vest on July 16, 2004 and 12,000 on January 28, 2005; Mr. Anderson, 24,750 will vest on July 25, 2006, 49,500 on July 25, 2007, 50,250 on July 25, 2008 and 25,500 on July 25, 2009. The total number of unvested restricted units held and their value, both as of December 31, 2003, are as follows: Mr. Cote, 700,363 ($23,413,135); Mr. Johnson, 100,000 ($3,343,000); Mr. Kreindler, 100,000 ($3,343,000); Mr. Gilligan, 124,500 ($4,162,035); and Mr. Anderson, 150,000 ($5,014,500). All restricted units would vest in the event of the Normal/Full retirement, death or Total Disability of the grantee, or upon a Change in Control of Honeywell, as such terms are defined in the 1993 Stock Plan for Employees of Honeywell International and the 2003 Stock Incentive Plan for Employees of Honeywell International.

(3)	All other compensation for 2003 consists of the following:

	Mr. Cote	Mr. Johnson	Mr. Kreindler	Mr. Gilligan	Mr. Anderson

Make whole payments*	$2,250,000	—	—	—	$2,260,000
Above market interest	318,906	$6,169	$413,094	$46,726	719
Matching contributions	53,077	49,246	46,885	47,846	—
Executive life insurance	2,532	12,900	12,384	—	—
Above plan relocation	40,512	—	—	—	—
Amounts accrued in connection with
resignation, retirement or termination**	—	—	—	1,710,575	—

Total	$2,665,027	$68,315	$472,363	$1,805,147	$2,260,719

*	Represents bonus payments to which Mr. Cote and Mr. Anderson would have been entitled from their former employers, but which they forfeited upon acceptance of employment with Honeywell.

**	Represents amounts accrued to Mr. Gilligan under the Company’s Severance Plan for Senior Executives (see “Employment and Termination Arrangements” on page 27 for a full description of such Plan and additional amounts payable to Mr. Gilligan in consideration for a non-compete arrangement).

(4)	Mr. Cote was hired on February 18, 2002.

(5)	Mr. Gilligan’s last day of active employment was January 9, 2004.

(6)	Mr. Anderson was hired on June 23, 2003. Mr. Anderson was granted 150,000 restricted units and 262,000 stock options upon approval by the MDCC on July 25, 2003 (of which 75,000 restricted units and 62,000 stock options were to compensate him for equity interests in his former employer that were forfeited when he joined Honeywell, and the remaining 75,000 restricted units and 200,000 stock options (100,000 of which are performance-accelerated vesting options) were granted as sign-on equity awards). In addition, Mr. Anderson was guaranteed a minimum target bonus of $700,000 for 2003.

Option Grants in Last Fiscal Year

        The stock options included in the following table were all granted with an exercise price equal to 100 percent of the fair market value of the Common Stock on the date of grant.

Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value(1)

D. M. Cote	600,000	(2)	6.4%	$23.93	02/06/13	$5,382,000
R. D. Johnson	150,000	(2)	1.60%	23.93	02/06/13	1,345,500
P. M. Kreindler	150,000	(2)	1.60%	23.93	02/06/13	1,345,500
J. K. Gilligan	150,000	(2)	1.60%	23.93	02/06/13	1,345,500
D. J. Anderson	262,000	(3)	2.79%	28.13	07/24/13	2,719,560

(1)	Options are valued using a Black-Scholes option pricing model which assumes: for Mr. Anderson, a historic five-year average volatility of 47.0%, the average dividend yield for the three years ended

(footnotes continued on next page)

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(footnotes continued from previous page)

December 31, 2003 (2.1%), a 3.0% risk-free rate of return (based on the average zero coupon five-year U.S. Treasury note yield for the month of grant), and an expected option life of 5.0 years based on past experience; for all other grants above, the historic five-year average volatility used to calculate the Black-Scholes value was 46.7%, the average dividend yield 1.9%, the risk-free rate of return 2.9%, and the expected option life 5.0 years. No adjustments are made for non-transferability or risk of forfeiture. Options will have no actual value unless, and then only to the extent that, the Common Stock price appreciates from the grant date to the exercise date.

(2)	40% vested on January 1, 2004 and 30% will vest on each of January 1, 2005 and January 1, 2006.

Pursuant to the terms of the 1993 Stock Plan for Employees of Honeywell International Inc., these options will immediately vest upon the normal retirement, death or Total Disability of the grantee, or upon a Change in Control of Honeywell, as such terms are defined in the 1993 Stock Plan.

(3)	Mr. Anderson was awarded 162,000 regular stock options and 100,000 performance-accelerated vesting stock options. These stock options vest as follows:

52,400 (all regular options) will vest on July 25, 2004.

42,400 (all regular options) will vest on July 25, 2005.

42,400 (all regular options) will vest on July 25, 2006.

52,400 (40,000 performance-accelerated vesting options and 12,400 regular stock options) will vest on July 25, 2007.

42,400 (30,000 performance-accelerated vesting options and 12,400 regular stock options) will vest on July 25, 2008.

30,000 (all performance-accelerated vesting stock options) will vest on July 25, 2009.

However, 40,000 of the performance-accelerated vesting stock options are subject to acceleration to the end of the first consecutive twenty-day trading period following July 25, 2003 during which the average closing price of Honeywell Common Stock exceeds $35.17; 30,000 of the performance- accelerated vesting stock options are subject to acceleration to the end of the first consecutive twenty-day trading period following July 25, 2003 during which the average closing price of Honeywell Common Stock exceeds $42.20; and 30,000 of the performance-accelerated vesting stock options are subject to acceleration to the end of the first consecutive twenty-day trading period following July 25, 2003 during which the average closing price of Honeywell Common Stock exceeds $49.23.

Pursuant to the terms of the 2003 Stock Incentive Plan for Employees of Honeywell International Inc., these options will immediately vest upon the Full retirement, death or Total Disability of the grantee, or upon a Change in Control of Honeywell, as such terms are defined in the 2003 Stock Incentive Plan.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

			Number of Securities Underlying Unexercised Options at Year-End(#)		Value of Unexercised In-the-Money Options at Year-End($)
	Shares Acquired on Exercise(#)	Value Realized($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

D. M. Cote	—	—	1,093,624	1,708,576	$54,681	$5,755,429
R. D. Johnson	—	—	565,000	225,000	—	$1,425,000
P. M. Kreindler	—	—	665,000	210,000	—	$1,425,000
J. K. Gilligan	—	—	325,000	225,000	—	$1,425,000
D. J. Anderson	—	—	—	262,000	—	$1,388,600

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LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non- Stock-Price-Based Plans(2)

Name	Number of Units(1)	Performance Period	Threshold($)	Target($)	Maximum($)

D. M. Cote	51,752	2003 - 2004	2,587,600	5,175,200	10,350,400
R. D. Johnson	15,000	2003 - 2004	750,000	1,500,000	3,000,000
P. M. Kreindler	15,000	2003 - 2004	750,000	1,500,000	3,000,000
J. K. Gilligan	15,000	2003 - 2004	750,000	1,500,000	3,000,000
D. J. Anderson	15,000	2003 - 2004	750,000	1,500,000	3,000,000

(1)	Each of the named executive officers has been granted contingent long-term performance awards denominated in dollars ($100 per unit) under Honeywell’s 2003 Stock Incentive Plan (the “Growth Plan”).

(2)	The actual payouts from Growth Plan units will be determined by the Management Development and Compensation Committee based on the actual performance against revenue growth and return on investment targets (each measure equally weighted) established by the Committee for the two-year performance period (January 1, 2003 through December 31, 2004). The Committee also established a minimum earnings per share growth target that must be met before any amounts will be paid. If the threshold performance is not met, no awards will be paid. Fifty percent of earned awards, if any, would be paid in the first quarter of 2005, with the remaining fifty percent paid one year later.

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Performance Graph

The following graph compares the five-year cumulative total return on our Common Stock to the total returns on the Standard & Poor’s 500 Stock Index and a composite of Standard & Poor’s Aerospace and Defense and Industrial Conglomerates indices, on an equally weighted basis (the “Composite Index”). The selection and weighting of the Aerospace and Defense component of the Composite Index was deemed appropriate in light of the fact that Honeywell’s Aerospace segment has accounted for, on average, approximately 50% of our aggregate segment profits over the past three completed fiscal years. The selection and weighting of the Industrial Conglomerates component of the Composite Index reflects the diverse and distinct range of non-aerospace businesses conducted by Honeywell and their contribution to our overall segment profits. The annual changes for the five-year period shown in the graph are based on the assumption that $100 had been invested in Honeywell stock and each index on December 31, 1998 and that all dividends were reinvested.

D O L L A R S	250 200 150 100 50 0
1998	1999	2000	2001	2002	2003

Honeywell	132	110	80	58	83
S&P 500(R)	121	110	97	76	97
Composite Index	123	139	120	92	119

Employment and Termination Arrangements

Mr. Cote’s employment agreement provides for his employment as Chairman and Chief Executive Officer through February 18, 2007 (having served as President and Chief Executive Officer from February through June 2002), with automatic extensions of such agreement that retain a minimum three year term. During the term of his agreement, Mr. Cote will have an annual salary of at least $1,500,000, an annual target bonus opportunity equal to 125 percent of his base salary and shall be eligible for annual equity awards based on a target value of 230% of his then current base salary and annual incentive bonus target. If his employment is terminated by Honeywell other than for cause (as defined in his agreement) prior to the expiration of his agreement, Honeywell will continue to provide Mr. Cote with compensation, benefits, and other compensation arrangements through his date of termination and following that, Mr. Cote will receive benefits under the Severance Plan for Senior Executives, described below. If Mr. Cote is terminated other than for cause, death or disability, or if he terminates his employment for “good reason”, his unvested, non-performance based equity awards would remain outstanding and vest as scheduled. In the event of a change in control, Honeywell’s obligation to provide certain life insurance benefits for Mr. Cote would become irrevocable and

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Honeywell would be required to immediately transfer the policy to an irrevocable trust and fund the trust in an amount sufficient to pay projected future premiums with respect to the policy. See also “Retirement Benefits.”

Mr. Anderson is entitled to make whole payments in the amount of $1,977,600 (payable at retirement) for long-term incentive payments to which he would have been entitled from his former employer, but which he forfeited upon acceptance of his employment with Honeywell. See Footnote 5 to the Summary Compensation Table, Footnote 3 to the Option Grants in Last Fiscal Year table, and the Retirement Benefits section for a discussion of make whole payments and equity grants, sign-on cash and equity awards, and pension enhancements provided to Mr. Anderson.

Under the Severance Plan for Senior Executives, the executive officers named in the Summary Compensation Table (except Mr. Gilligan) would be entitled to payments equivalent to base salary and annual incentive bonus (and continuation of certain benefits, such as group life and medical insurance coverage) for a period of 36 months if their employment is terminated by Honeywell other than for “gross cause” (which includes fraud, theft, intentional misconduct and criminal conduct). Following a voluntary resignation for “good reason” after a change in control, the payments would be made in a lump sum. The Severance Plan for Senior Executives provides for an additional payment sufficient to eliminate the effect of any applicable excise tax on payments in excess of an amount determined under Section 280G of the Internal Revenue Code. Payments subject to the excise tax would not be deductible by Honeywell.

Mr. Gilligan will receive severance payments and benefits for a period of 18 months under the Severance Plan for Senior Executives, as described above. In addition, in consideration for a non-compete agreement entered into with the Company, he (i) was granted the right to receive such payments and benefits for an additional 12-month period, (ii) was permitted to continue to vest in 45,000 unvested stock options as scheduled, and (iii) was permitted to continue to vest in 74,500 unvested restricted units as scheduled.

Retirement Benefits

The following table illustrates the estimated annual pension benefits which would be provided on retirement at age 65 under Honeywell’s Retirement Earnings Plan and related unfunded supplemental retirement plans (collectively, the “Honeywell Pension Program”), after applicable deductions for Social Security benefits and assuming completion of the required five years of service, to the salaried executives identified in the following paragraph with the specified average annual remuneration and years of service.

	Pension Table

Average Annual Remuneration	Years of Credited Service

	5	10	15	20	25-30	35	40

$ 800,000	$ 66,783	$146,783	$ 226,783	$ 306,783	$ 386,783	$ 414,478	$ 473,689
1,000,000	86,783	186,783	286,783	386,783	486,783	519,478	593,689
1,200,000	106,783	226,783	346,783	466,783	586,783	624,478	713,689
1,500,000	136,783	286,783	436,783	586,783	736,783	781,978	893,689
3,500,000	336,783	686,783	1,036,783	1,386,783	1,736,783	1,831,978	2,093,689
5,000,000	486,783	986,783	1,486,783	1,986,783	2,486,783	2,619,478	2,993,689

The benefit amounts shown in the Pension Table are computed on a straight-life annuity basis. Upon their retirement, executives may elect to receive the value of their supplemental retirement plan benefits in a lump sum. At January 1, 2004, the following individuals have approximately the indicated number of years of credited service for purposes of the Honeywell Pension Program: Mr. Gilligan, 26; Mr. Johnson, 9; and Mr. Kreindler, 12. Mr. Johnson is covered by a non-qualified pension arrangement that provides that, if he continues his employment through December 31, 2005, he will be credited with two years of service for pension purposes for each year of employment with Honeywell.

Mr. Anderson’s basic benefit under the Honeywell Pension Program is a lump sum amount equal to 6% of average annual remuneration times full years of credited service. Mr. Anderson is also covered by a non-qualified pension arrangement that provides pension benefits in addition to his basic

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pension described in the preceding sentence. If Mr. Anderson retires on or after attaining age 56, he will be entitled to the pension benefits described in the above table (reduced by his basic benefit under the Honeywell Pension Program) and credited service shall include both his Honeywell and ITT service. If Mr. Anderson retires on or after attaining age 60, is terminated for reasons other than cause within two years of his date of hire, or there is a change in control, he will be entitled to an additional annual pension benefit of $125,000 (or $175,000 if he retires on or after attaining age 62).

The amounts in the Salary and Bonus columns of the Summary Compensation Table for 2003 would be included in computing remuneration for pension purposes as well as any payroll based reward and recognition awards. Average annual remuneration under the Honeywell Pension Program is calculated based on the highest paid 60 consecutive months of an employee’s last 120 months of employment.

Under Mr. Cote’s employment agreement he is entitled to receive a retirement benefit, expressed as a single life annuity commencing at age 60, equal to 60 percent of final average compensation (based on his highest three years of base salary and bonus) payable annually for his lifetime, with a lifetime surviving spouse benefit equal to 75% of his benefit. Benefits under his agreement will be reduced by (i) 4% per year for each year that such benefits commence prior to Mr. Cote’s 60th birthday, and (ii) any retirement benefits payable under the Honeywell Pension Program (or under any other generally applicable Honeywell pension arrangements) and benefits payable under retirement plans of former employers. The value of the non-qualified portion of this benefit is also available in a lump sum following termination of employment. Mr. Cote’s agreement further provides that his retirement benefit is forfeitable if he voluntarily terminates employment with Honeywell without good reason prior to completing 5 years of service or is terminated by Honeywell for cause. Assuming his retirement at age 60, based on his current final average compensation, Mr. Cote would be entitled to an annual retirement benefit of $2,160,000 under his agreement, before reduction of such amount by retirement benefits payable from prior employers.

Certain Relationships and Related Transactions

In December 2000, in connection with certain tax planning for Honeywell, Honeywell secured supplemental retirement payments for its former Chief Financial Officer, Richard F. Wallman, by funding them through an escrow arrangement. By securing the payments, Mr. Wallman’s tax liability was accelerated and Honeywell loaned Mr. Wallman at that time an amount equal to the related withholding tax obligation ($765,450). The loan bore interest at 5.53 percent compounded semiannually and was due December 31, 2004. In connection with his retirement, Mr. Wallman repaid the entire outstanding amount of the loan, principal and interest, in the amount of $894,121, on October 27, 2003.

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SHAREOWNER PROPOSALS

Shareowners have given Honeywell notice of their intention to introduce the following proposals for consideration and action by the shareowners at the Annual Meeting. The respective proponents have provided the proposed resolutions and accompanying statements and Honeywell is not responsible for any inaccuracies contained therein. For the reasons stated, the Board of Directors does not support these proposals.

ITEM 3 — ANNUAL ELECTION OF DIRECTORS

This proposal has been submitted by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 (the owner of 500 shares of Common Stock).

3 — Elect Each Director Annually

RESOLVED: Shareholders request that our Board of Directors take the necessary steps so that each director is elected annually. (Does not affect the unexpired terms of directors.)

We as shareholders voted in support of this topic:

Year	Rate of Support

1998	49%
1999	49%
2000	57%
2001	61%
2003	60%

These percentages are based on yes and no votes cast. I believe this repeated level of shareholder support is more impressive than the raw percentages because this support followed our Directors’ objections. The Council of Institutional Investors www.cii.org formally recommends adoption of proposals which win a majority of votes cast.

Source: Council of Institutional Investors, Corporate Governance Policies, September 4, 2003.

In 6 years our Directors have not provided any management position evidence that they consulted with a corporate governance authority who supported this proposal topic. I believe our directors have a fiduciary obligation to give equal consideration to both sides of this issue.

When something goes wrong at a company, boards could face liability if they ignored a shareholder proposal that could have prevented the problem.

Source: Seth Taube, Securities Litigation Department, McCarter & English in TheStreet.com, May 12, 2003.

Strong Investor Concern

The thirty-eight (38) shareholder proposals on this topic submitted to a vote achieved an impressive 62% average supporting vote in 2003. This is based on yes and no votes cast. Source: IRRC Corporate Governance Bulletin, June Sept. 2003. Annual election of each Director is a key policy of the Council of Institutional Investors. Institutional investors in general own 75% of our company’s stock. Source: Yahoo! Finance, Quotes and Info at http://finance.yahoo.com/q/ks?s=HON.

I believe that annual election of each director is an avenue to express to each director our concern about our current stock price especially compared to its $68 price in 1999. I believe that electing each director annually is one of the best methods to ensure that our Company will be managed in a manner that is in the best interest of shareholders.

Annual election of each director would also enable shareholders to vote annually on each member of our key Audit Committee. This is particularly important after the $200 billion-plus total loss in

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combined market value at Enron, Tyco, WorldCom, Qwest and Global Crossing due in part to poor auditing.

I believe our Directors claim is unfounded that the annual election of each director could leave our company without experienced directors. In the unlikely event that shareholders vote to replace all directors, such a decision would express overwhelming dissatisfaction with the incumbent directors and would reflect the need for change.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, whose members have $2 trillion invested, called for annual election of each Director.

ELECT EACH DIRECTOR ANNUALLY YES ON 3

Board of Directors’ Recommendation — The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

Honeywell’s current system of electing directors by classes was approved by the shareowners upon its incorporation in 1985. Under this method, as provided in Honeywell’s Certificate of Incorporation and By-laws, approximately one-third of the directors are elected annually by the shareowners. Over 57% of S&P 500 companies have classified boards of directors.

Our classified Board provides continuity and stability by ensuring that generally two-thirds of the directors at any given time have prior experience as Honeywell directors, thereby providing them with a deeper awareness of Honeywell’s portfolio of complex businesses, products, markets, opportunities and challenges. The Board believes that such prior experience enables the directors to build on past experience, while the three-year term of service prevents abrupt changes in corporate strategy based on misplaced short-term objectives, thereby enhancing the directors’ ability to represent the long-term interests of Honeywell and its shareowners.

The Board believes that directors elected to a classified Board are not less accountable to shareowners than they would be if all directors were elected annually. All directors are required to uphold their fiduciary duties to Honeywell and its shareowners regardless of the length of their term of office. It is the manner in which directors fulfill their duties and responsibilities, not the frequency of their election, that drives effective corporate governance and protects the interests of shareowners. Indeed, many of the companies the proponent singles out as having financial problems had annual elections of directors.

The Board addresses many important issues during the year and disagrees with any suggestion that its attention to these issues is in any way affected by the timing of elections. Since at least four directors must stand for election each year, the shareowners have the opportunity annually to change up to one-third of Honeywell’s directors. A classified Board strikes the optimal balance between the ability of shareowners to evaluate the Board’s performance and the need for continuity, stability and long-term strategic business considerations.

The classified Board is also intended to encourage persons who may seek to acquire control of Honeywell to initiate such action through negotiations with the Board. Otherwise, at least two meetings of shareowners would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors provides the Board with an adequate opportunity to fulfill its duties to our shareowners to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareowners. The Board believes that a classified Board enhances the ability to negotiate favorable terms with the proponent of an unfriendly or unsolicited proposal and does not preclude takeover offers.

The Corporate Governance and Responsibility Committee of the Board of Directors is comprised entirely of independent, non-employee directors, and is primarily responsible for analyzing corporate

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governance issues and making recommendations to the full Board. This Committee and the full Board have reviewed the issues raised in this proposal and, after careful consideration and for the reasons indicated above, continue to believe that maintaining the classified Board best serves Honeywell and its shareowners.

        Adoption of this proposal would not automatically eliminate the classified Board. Further action by the shareowners would be required to amend the By-laws and the Certificate of Incorporation. Under these documents, an 80% vote of the outstanding shares would be required for approval. Last year, only 43.3% of our outstanding shares were voted in favor of this proposal, reflecting that support for the proposal among our shareowners falls far short of what would be required to effect a change. Under Delaware law, an amendment to the Certificate of Incorporation requires a recommendation from the Board of Directors prior to submission to shareowners. While the Board would consider such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of Honeywell and all of its shareowners.

        For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

ITEM 4 — SHAREOWNER VOTING PROVISIONS

        This proposal has been submitted by Harold J. Mathis, Jr., P. O. Box 1209, Richmond, Texas 77406-1209 (e-mail: cengulfmar@aol.com) (the owner of 1,292 shares of Common Stock).

        RESOLVED: ENACT THE 2003 SHAREHOLDER RESOLUTION ADOPTED BY 66.33%* OF SHAREHOLDERS: RETURN TO SIMPLE MAJORITY VOTE. Shareholders request that Honeywell International delete all requirements for more than a 51%-majority vote. This includes Honeywell’s monumental 80%-supermajority requirement.

        Why return to simple majority vote?

•	Reinstating simple majority vote is particularly important to hold Honeywell International’s management accountable. The past year’s operations have again shown that Honeywell will require greater scrutiny by shareholders and directors.

•	The Council of Institutional Investors believes that super-majority rules are not in the best interest of shareholders, and has asked Honeywell to state how the majority vote received for last year’s proposal will be evaluated.

•	The Honeywell International super-majority provision means that if the vast majority of shareholders (but less than an overwhelming 80%) vote to change key rules, management can ignore the majority.

•	Past results illustrate the popularity of this proposal with Honeywell shareholders:

Year	Rate of Approval

2000	58.81%*
2001	60.76%*
2002	64.87%*
2003	66.33%*

•	Management and the board continue to argue that simple majority voting is not in the best interest of shareholders. It is unlikely that 66.33%* of shareholders would vote against their own best interest by favoring this proposal last year. Honeywell directors adhere to a double standard by accepting votes for their own election while rejecting a proposal adopted by the same shareholders. By doing so, they question the judgment of the same shareholders who put them into office.

Free shareholders from this restrictive burden. Vote yes to return balloting to a simple majority vote. Please note that abstentions will count as a vote against this proposal.

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Success builds upon success and your favorable vote will help build on the momentum of a 66.33%* approval rate established last year to restore democratic voting principles at Honeywell.

* Percent of yes/no votes cast.

RETURN TO SIMPLE MAJORITY VOTE
YES ON 4
_________________

Board of Directors’ Recommendation — The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

        Most proposals submitted to a vote of Honeywell’s shareowners, whether by management or the shareowners, currently require a vote of a majority of the shares represented at a meeting, whether in person or by proxy. Upon our incorporation in 1985, however, our shareowners approved a Certificate of Incorporation and By-laws that contained provisions requiring the vote of 80% of the outstanding shares for certain actions. These limited provisions relate to the elimination of the classified Board of Directors, removal of directors, the calling of special meetings of shareowners and the requirement that shareowner action be taken at a meeting.

        These special voting provisions of our Certificate of Incorporation and By-laws are intended to preserve and maximize the value of Honeywell for all shareowners by providing protection against self-interested actions by one or a few large shareowners. Voting provisions similar to ours are included in the governing documents of many public corporations. They are intended to encourage a person making an unsolicited bid for Honeywell to negotiate with the Board of Directors to reach terms that are fair and provide the best results for all shareowners, large and small. Under the law, the Board has a fiduciary duty to act in a manner it believes to be in the best interest of Honeywell and all of its shareowners. The Board believes that it is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareowners and to protect shareowners from abusive tactics during a takeover process. Without such provisions, it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of Honeywell without negotiating with the Board to achieve the best results for the other shareowners.

        It is important to note that Honeywell’s Board is an independent board, consisting of 13 outside directors and one inside director, providing further assurance that the existing shareowner voting provisions will not be used for entrenchment purposes. Furthermore, each committee of the Board is comprised entirely of independent, non-employee directors.

        The Board is firmly committed to both ensuring effective corporate governance and maximizing shareowner value. The Corporate Governance and Responsibility Committee of the Board of Directors is primarily responsible for analyzing corporate governance issues and making recommendations to the full Board. This Committee and the full Board have reviewed the issues raised in this proposal and, after careful consideration and for the reasons indicated above, continue to believe that the shareowner voting provisions contained in our Certificate of Incorporation and By-laws help to preserve and maximize the value of Honeywell for all shareowners and should be maintained.

        Adoption of this proposal would not in itself effectuate the changes contemplated by the proposal. Further action by the shareowners would be required to amend the By-laws and the Certificate of Incorporation. Under these documents, an 80% vote of the outstanding shares would be required for approval. Last year, only 47.4% of our outstanding shares were voted in favor of this proposal, reflecting that its support among our shareowners falls far short of what would be required to effect a change. Under Delaware law, amendments to the Certificate of Incorporation require a recommendation from the Board of Directors prior to submission to shareowners. While the Board would consider such amendments, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of Honeywell and all of its shareowners.

        For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

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ITEM 5 — SHAREHOLDER INPUT REGARDING GOLDEN PARACHUTES This proposal has been submitted by William Steiner, 112 Abbottsford Gate, Piermont, NY 10968. (the owner of 2,800 shares of common stock).

        RESOLVED: Shareholders request that our Board of Directors seek shareholder approval for future golden parachutes for senior executives. This applies to benefits exceeding 200% of the sum of the executive’s base salary plus bonus. Future golden parachutes include agreements renewing, modifying or extending existing severance agreements or employment agreements with golden parachute or severance provisions.

        This includes that golden parachutes not be given for a change in control or merger which is approved but not completed. Or for executives who transfer to the successor company. This proposal would include to the fullest extent each golden parachute that our Board has or will have the power to grant or modify.

        Because it may not always be practical to obtain prior shareholder approval, our company would have the flexibility under this proposal of seeking approval after the material terms of an agreement were agreed upon.

        At Honeywell I believe there is reason for special concern on windfall pay for executives. Honeywell Chairman David Cote’s $65 million total pay in 2002 ranked 3rd in a study of best-paid executives by research firm Equilar Inc.

        Paul Hodgson, senior research associate at The Corporate Library www.thecorporatelibrary.com, a corporate governance watchdog, said compensation committees like Honeywell’s, are stacked with CEOs and ex-CEOs. Not surprisingly, he noted that these committees don’t have a track record of resisting lucrative pay packages put forward by outside consultants.

        Source: Reuters, August 20, 2003

        I believe golden parachutes have the potential to:

        1)   Create the wrong incentives

        2)   Reward mis-management

        A change in control can be more likely if our executives do not maximize shareholder value. I believe golden parachutes can allow our executives to walk away with millions even if shareholder value languishes during their tenure.

54% Shareholder Support at Other Companies

        The 17 shareholder proposals voted on this topic in 2003 achieved an impressive 54% average supporting vote based on yes and no votes cast.

        Source: Investor Responsibility Research Center Corporate Governance Bulletin, June Sept. 2003

        The potential magnitude of golden parachutes for executives was highlighted in the failed merger of Sprint (FON) with MCI WorldCom. Investor and media attention focused on the estimated $400 million payout to Sprint Chairman William Esrey. Almost $400 million would have come from the exercise of stock options that vested when the deal was approved by Sprint’s shareholders.

        Another example of questionable golden parachutes is the $150 million parachute payment to Northrop Grumman executives after the merger with Lockheed Martin fell apart.

Independent Support for Shareholder Input on Golden Parachutes

        Institutional investors recommend companies seek shareholder approval for golden parachutes. For instance the California Public Employees Retirement System (CalPERS) said, “shareholder proposals requesting submission of golden parachutes to shareholder vote will always be supported.” Also, the Council of Institutional Investors www.cii.org supports shareholder approval if the golden parachute exceeds 200% of a senior executive’s annual base salary.

SHAREHOLDER INPUT REGARDING GOLDEN PARACHUTES
YES ON 5
_________________

34

Board of Directors’ Recommendation — The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

        Implementation of this proposal would require Honeywell to either convene a special meeting of shareowners for the sole purpose of voting on a contemplated severance agreement, or delay finalizing such an agreement until after its approval at the next Annual Meeting of Shareowners. The first approach is not practical, given the significant time and expense involved. Either approach would create delay and uncertainty in the hiring and/or termination of senior executives.

        Honeywell’s Severance Plan for Senior Executives (the Plan) is part of the overall executive compensation program designed to attract and retain highly qualified executives. All existing severance arrangements for senior executives are between 1.5 and 3 times salary plus bonus. The severance payments and benefits offered under this Plan are consistent with those offered by large, diversified industrial companies and other companies that compete with Honeywell for executive talent. The Plan is triggered by events that are beyond the control of the recipient.

        The Plan helps in the recruitment and retention of senior executives by protecting them in the event that their positions are adversely impacted by an unexpected change in circumstances. The Plan also allows senior executives to assess takeover bids objectively without regard to potential impact on job security. Change in control benefits are not triggered under the Plan prior to the completion of a change in control transaction.

        The Management Development and Compensation Committee of the Board of Directors determines the compensation of Honeywell’s executive officers, including severance payments and benefits. This Committee is comprised entirely of independent, non-employee directors. The Board has assigned to this Committee the responsibility for ensuring that executive compensation decisions, including severance agreements, are made in the best interests of Honeywell and its shareowners, taking into account all relevant factors.

        For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

ITEM 6 — RESOLUTION ON PAY DISPARITY

        This proposal has been submitted by the Providence Trust, 515 SW 24th Street, San Antonio, Texas 78207-4619 (the owner of 4,500 shares of Common Stock) and is co-sponsored by Holy Cross, Southern Province; The Catholic Equity Fund; The Congregation of Divine Providence; CHRISTUS Health; The Sisters of Charity of the Incarnate Word; and the Sisters of St. Francis of Philadelphia.

        WHEREAS, in its 2003 survey of pay for U.S. chief executive officers, Business Week showed a 33% decline in their compensation, the magazine also discovered that, “while average exec pay plunged by a third, the median pay for our 365 CEOs actually rose by 5.9%, to $3.7 million.” At the same time, the magazine stated: “With the most gargantuan pay packages scaled back...that’s not to say that pay for performance has been embraced everywhere. Even with the declines of the past two years, CEOs still earn more that 200 times as much as the average worker.” (BW 04/21/03).

        Earlier Business Week editorialized (04/22/02): “The size of the CEO compensation is simply out of hand.” For its part The Conference Board issued a report acknowledging that executive compensation has become excessive in many instances and bears no relationship to a company’s long-term performance and that changes must be made (09/17/02).

        New York Fed President, William J. McDonough, while acknowledging a market economy requires that some people will be rewarded more than others, has asked: “should there not be both economic and moral limitations on the gab created by the market-driven reward system?” According to The Wall Street Journal, McDonough has cited “the biblical admonition to “love thy neighbor as thyself” as justification for voluntary CEO pay cuts beginning with the strongest companies. He has said: “CEOs and their boards should simply reach the conclusion that executive pay is excessive and adjust it to more reasonable and justifiable levels” (09/12/02).

        A 2002 Harris Poll found that “87 percent of all adults believe that most top company managers are paid more than they deserve, and that they become rich at the expense of ordinary workers.”

35

Two-thirds of respondents believed that rewards in the workplace were distributed less fairly than they had been five years before (Harris Interactive press release, 10/18/02).

        RESOLVED: Shareholders request the Board’s Compensation Committee initiate a review of our company’s executive compensation policies and program and make available, upon request, a report of that review by January 1, 2005 (omitting confidential information and processed at a reasonable cost). We request the report include:

1.	A comparison of the total compensation package of top executives and our company’s lowest paid workers in the United States in July, 1994 and July, 2004.

2.	An analysis of changes in the relative size of the gap between the two groups and the rationale justifying this trend.

3.	An evaluation of whether our top executive compensation packages (including, but not limited to, options, benefits, perks, loans and retirement agreements) are “excessive” and should be modified.

4.

An explanation of whether the issues of sizable layoffs or the level of pay of our lowest paid workers should result in an adjustment of pay to “to more reasonable and justifiable levels” as suggested by William J. McDonough above.

Supporting Statement

        When our top officials are given such excessive packages shareholders need to provide checks and balances. Please support this resolution.

Board of Directors’ Recommendation — The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

        The Board of Directors believes that implementation of this proposal would impose a significant time, cost and resource burden on Honeywell, while not providing any reasonable benefit to Honeywell or its shareowners.

        Honeywell recognizes that all of its employees make important contributions to the Company’s success. Honeywell works diligently to ensure that all employees are compensated fairly according to their responsibilities, their performance, and their ability to impact overall corporate performance and results, taking into account competitive, geographic and market factors.

        The Management Development and Compensation Committee of the Board of Directors, which is comprised entirely of independent, non-employee directors, determines the compensation of Honeywell’s executive officers. The Committee also oversees the administration of its executive compensation programs designed to attract and retain highly qualified executives and to motivate them to maximize shareowner returns by achieving aggressive goals. The Committee reviews and approves corporate and individual goals and objectives relevant to the compensation of Honeywell’s executive officers, and evaluates the officers’ performance and sets compensation in view of the degree of achievement of those goals and objectives.

        In light of the independence of both the Board and the Management Development and Compensation Committee, the Board believes that the current procedures for establishing executive compensation levels ensure that such decisions are made in the best interests of Honeywell and its shareowners, taking into account all relevant factors.

        For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

36

ITEM — 7 CUMULATIVE  VOTING

        This proposal has been submitted by June Kreutzer and Cathy Snyder, 54 Argyle Place, Orchard Park, New York 14127 (the owners of 260 shares of Common Stock).

        RESOLVED: Shareholders recommend that our Board of Directors increase shareholder rights by adopting a cumulative voting bylaw. Cumulative voting means that each shareholder may cast as many votes as equal the number of shares owned, multiplied by the number of directors to be elected. Each shareholder may thus cast all such cumulated votes for a single candidate or multiple candidates.

        This proposal topic received 46% of our yes-no shareholder vote in 2003. Looking toward our 2004 ballot mutual funds are expected to cast their ballots more in favor of shareholder-rights, “Tossing Out the Rubber Stamp,” Under SEC pressure, mutual funds are making waves in their proxy voting, Business Week, November 17, 2003.

        We believe cumulative voting increases the possibility of electing at least one director with an independent viewpoint. Cumulative voting is more likely to broaden the perspective of the Board, particularly in encouraging directors independent of management and help achieve the objective of the Board representing all shareholders in our view.

        Cumulative voting provides a voice for minority holdings, while not interfering with the voting majority of the Board in our view. Only cumulative voting gives proportionate weight to votes by stockholders whose holdings are sufficiently large to elect at least one but not a majority of our directors.

        Our company, particularly in the post-Enron era, could benefit from an increased opportunity to elect one independent director more focused on increasing shareholder rights and making our board more accountable to shareholders in our view. For example with cumulative voting shareholders could focus their votes on one director more interested in adopting the shareholder-rights proposal topics which won more than 57% of the yes-no shareholder vote in 2000 through 2003.

        Between 2000 and 2003 seven shareholder proposals each won greater than 57% of the yes-no vote. The topics were:

1)	Poison pills to be subject to shareholder vote

2)	Annual election of each director and

3)	Simple-majority vote.

        Cumulative voting allows a significant group of shareholders to elect a director of its choice bringing an independent perspective to board decisions in our view.

CUMULATIVE VOTING
YES ON 7
_________________

Board of Directors’ Recommendation — The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

        Honeywell’s current method of electing directors, by a plurality of the votes cast, is utilized by the overwhelming majority of publicly-traded corporations and is the system most likely to result in an independent board that represents all shareowners and not a particular interest group.

        Cumulative voting is inconsistent with the principle that each director should represent all shareowners equally because it permits the election of a director by one shareowner or a relatively small group of shareowners. Cumulative voting can thus result in the election of a director who would not have the support of the holders of most of the outstanding shares of Common Stock and who feels accountable to the special interests of a particular shareowner constituency rather than to the shareowners as a whole.

        Each director has a fiduciary duty to represent all of Honeywell’s shareowners and to advance the best interests of Honeywell. A director who represents a particular shareowner constituency may feel obligated to pursue their financial, political and social agenda, thereby resulting in an inherent conflict

37

between the director’s fiduciary duty to represent Honeywell and all of its shareowners and the director’s allegiance to his or her narrow constituency.

        The proponent erroneously suggests that Honeywell’s Board is not independent. All of the nominees and all of the incumbent non-employee directors are independent. None are former employees of Honeywell and none have any material relationship (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable or familial) with Honeywell or its management. Moreover, all nominees have been evaluated and recommended for election by the Board’s Corporate Governance and Responsibility Committee, which is comprised entirely of independent, non-employee directors.

        The Board of Directors believes the current method of electing directors is the fairest and most efficient way to ensure that the directors work toward the common goal of advancing the best interests of Honeywell and all its shareowners and to avoid the risk of being divided by competing special interest groups.

        For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

OTHER INFORMATION

Key Corporate Governance Documents

        We maintain an internet website at http://www.honeywell.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current Reports on Form 8-K, and any amendment to those reports, are available free of charge on our website under the heading “Investor Relations” (see “SEC Filings”) immediately after they are filed with or furnished to the Securities and Exchange Commission. Honeywell’s Code of Business Conduct, Corporate Governance Guidelines and Charters of the Committees of the Board of Directors are also available free of charge on our website under the heading “Investor Relations” (see “Corporate Governance”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Honeywell’s Code of Business Conduct applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. Amendments to or waivers of the Code of Conduct granted to any of the Company’s directors or executive officers will be published on our website within five business days of such amendment or waiver.

Shareowner Proposals for 2005 Annual Meeting

•	In order for a shareowner proposal to be considered for inclusion in Honeywell’s proxy statement for the 2005 Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission, the proposal must be received at the Company’s offices no later than the close of business on November 16, 2004. Proposals submitted thereafter will be opposed as not timely filed.

•	If a shareowner intends to present a proposal for consideration at the 2005 Annual Meeting outside the processes of SEC Rule 14a-8, Honeywell must receive notice of such proposal not earlier than December 28, 2004 and not later than January 27, 2005. Otherwise the proposal will be considered untimely under Honeywell’s By-laws. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Any shareowner who wishes to submit a shareowner proposal, should send it to the Vice President and Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

38

Director Nominations

        Honeywell’s By-laws provide that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Secretary of Honeywell in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Secretary of Honeywell at the address set forth above.

Expenses of Solicitation

        Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 2004 Annual Meeting of Shareowners at a fee of approximately $12,500 plus associated costs and expenses.

By Order of the Board of Directors,

Thomas F. Larkins
Vice President and Secretary

March 15, 2004

39

DIRECTIONS TO HONEYWELL’S HEADQUARTERS 101 Columbia Road, Morris Township, N.J.

EXIT 37

80

46

10

80

24

280

EXIT
2A

MORRISTOWN

Honeywell

287

N

78

Park Ave.

MADISON

Normandy
Pkwy.

24

24

510

10

78

280

NEWARK
INTERNATIONAL
AIRPORT

Garden
State
Pkwy.

New
Jersey
Tpk.

STATEN
ISLAND

Goethals

Bridge

278

495

95

3

46

80

George
Washington
Bridge

Lincoln

Tunnel

Holland

Tunnel

So. Orange
Ave.

JFK
Pkwy.

Columbia
Rd.

• From Rte. 80 (East or West) and Rte. 287 South:
Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

• From Rte. 287 North:
Take Rte. 287 North to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

• From Newark International Airport:
Take Rte. 78 West to Rte. 24 West (Springfield — Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

Appendix I

Annual Meeting of Shareowners
101 Columbia Road
Morris Township, New Jersey

April 26, 2004
10:30 A.M.

You May Vote by
the Internet, by Telephone or by Mail
(see instructions on reverse side)

YOUR VOTE IS IMPORTANT

Electronic Distribution

If you would like to receive future Honeywell proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your tax identification number and account number to log in, then select Receive Company Mailings via Email.

CALL TOLL-FREE IT’S FAST AND CONVENIENT 1-800-PROXIES

1 ■

PROXY

HONEYWELL

This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.

Annual Meeting of Shareowners - April 26, 2004

      The undersigned hereby appoints David M. Cote, Peter M. Kreindler and Thomas F. Larkins as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 26, 2004, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

      Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: James J. Howard, Bruce Karatz, Russell E. Palmer, Ivan G. Seidenberg and Eric K. Shinseki.

       IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSALS 3 THROUGH 7.

Please date and sign your Proxy on the reverse side and return it promptly.

COMMENTS :
■
14475 ■

ANNUAL MEETING OF SHAREOWNERS OF HONEYWELL April 26, 2004

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL - Please date, sign and mail your proxy card in the envelope provided as soon as possible.
COMPANY NUMBER
TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY) - Please call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER

TO VOTE BY INTERNET - Please access the web page “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

The Internet and telephone voting facilities will close at 6:00 a.m. E.D.T. on April 26, 2004.

” Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ”
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

■
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: A VOTE “FOR ALL NOMINEES” IS RECOMMENDED BY THE BOARD OF DIRECTORS.				A VOTE “FOR” PROPOSAL 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

		NOMINEES:			FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	O James J. Howard O Bruce Karatz O Russell E. Palmer O Ivan G. Seidenberg O Eric K. Shinseki		2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS	☐	☐	☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			A VOTE “AGAINST” SHAREOWNER PROPOSALS 3 THROUGH 7 IS RECOMMENDED BY THE BOARD OF DIRECTORS.
☐	FOR ALL EXCEPT (See instructions below)				FOR	AGAINST	ABSTAIN
				3. ANNUAL ELECTION OF DIRECTORS	☐	☐	☐

					FOR	AGAINST	ABSTAIN
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			4. SHAREOWNER VOTING PROVISIONS	☐	☐	☐
					FOR	AGAINST	ABSTAIN
				5. SHAREOWNER INPUT - GOLDEN PARACHUTES	☐	☐	☐

					FOR	AGAINST	ABSTAIN
				6. RESOLUTION ON PAY DISPARITY	☐	☐	☐

					FOR	AGAINST	ABSTAIN
				7. CUMULATIVE VOTING	☐	☐	☐

				I PLAN TO ATTEND THE ANNUAL MEETING	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

Signature of Shareowner	Date:	Signature of Shareowner	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■		■

Appendix II

ANNUAL MEETING OF SHAREOWNERS OF

HONEYWELL

April 26, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

”  Please detach along perforated line and mail in the envelope provided. ”

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
■
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: A VOTE “FOR ALL NOMINEES” IS RECOMMENDED BY THE BOARD OF DIRECTORS.				A VOTE “FOR” PROPOSAL 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

		NOMINEES:			FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	O James J. Howard O Bruce Karatz O Russell E. Palmer O Ivan G. Seidenberg O Eric K. Shinseki		2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS	☐	☐	☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			A VOTE “AGAINST” SHAREOWNER PROPOSALS 3 THROUGH 7 IS RECOMMENDED BY THE BOARD OF DIRECTORS.
☐	FOR ALL EXCEPT (See instructions below)				FOR	AGAINST	ABSTAIN
				3. ANNUAL ELECTION OF DIRECTORS	☐	☐	☐

					FOR	AGAINST	ABSTAIN
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			4. SHAREOWNER VOTING PROVISIONS	☐	☐	☐
					FOR	AGAINST	ABSTAIN
				5. SHAREOWNER INPUT - GOLDEN PARACHUTES	☐	☐	☐

					FOR	AGAINST	ABSTAIN
				6. RESOLUTION ON PAY DISPARITY	☐	☐	☐

					FOR	AGAINST	ABSTAIN
				7. CUMULATIVE VOTING	☐	☐	☐

				I PLAN TO ATTEND THE ANNUAL MEETING	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

Signature of Shareowner	Date:	Signature of Shareowner	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■		■

1	■

PROXY

HONEYWELL
This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.
Annual Meeting of Shareowners - April 26, 2004

           The undersigned hereby appoints David M. Cote, Peter M. Kreindler and Thomas F. Larkins as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 26, 2004, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

           Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: James J. Howard, Bruce Karatz, Russell E. Palmer, Ivan G. Seidenberg and Eric K. Shinseki.

           IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSALS 3 THROUGH 7.

Please date and sign your Proxy on the reverse side and return it promptly.

COMMENTS:
■	14475	■

Appendix III

Annual Meeting of Shareowners
101 Columbia Road
Morris Township, New Jersey

April 26, 2004
10:30 A.M.

You May Direct Your Vote by
the Internet, by Telephone or by Mail
(see instructions on reverse side)

Pursuant to the
Honeywell Savings and Ownership Plan I
Honeywell Savings and Ownership Plan II

YOUR VOTING DIRECTION IS IMPORTANT

CALL TOLL-FREE
 IT’S FAST AND CONVENIENT
1-800-PROXIES

	1	■

PROXY VOTING DIRECTION

HONEYWELL

This Proxy Voting Direction is Solicited on Behalf of the Board of Directors of Honeywell International Inc.

Annual Meeting of Shareowners - April 26, 2004

      The undersigned hereby directs State Street Bank and Trust Company, Trustee under the Plans, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plans at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 26, 2004, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

       Your voting direction on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: James J. Howard, Bruce Karatz, Russell E. Palmer, Ivan G. Seidenberg and Eric K. Shinseki.

       IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO YOUR ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSALS 3 THROUGH 7. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLANS.

Please date and sign your Proxy on the reverse side and return it promptly.

COMMENTS :

■		14475 ■

ANNUAL MEETING OF SHAREOWNERS OF HONEYWELL April 26, 2004

PROXY VOTING DIRECTION

TO DIRECT YOUR VOTE BY MAIL - Please date, sign and mail your proxy voting direction card in the envelope provided as soon as possible.
COMPANY NUMBER
TO DIRECT YOUR VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY) - Please call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy voting direction card available when you call.	ACCOUNT NUMBER

TO DIRECT YOUR VOTE BY INTERNET - Please access the web page “www.voteproxy.com” and follow the on-screen instructions. Have your proxy voting direction card available when you access the web page.

The Internet and telephone voting facilities will close at 5:00 p.m. E.D.T. on April 21, 2004.

” Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ”
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

■
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: A VOTE “FOR ALL NOMINEES” IS RECOMMENDED BY THE BOARD OF DIRECTORS.				A VOTE “FOR” PROPOSAL 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

		NOMINEES:			FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	O James J. Howard O Bruce Karatz O Russell E. Palmer O Ivan G. Seidenberg O Eric K. Shinseki		2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS	☐	☐	☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			A VOTE “AGAINST” SHAREOWNER PROPOSALS 3 THROUGH 7 IS RECOMMENDED BY THE BOARD OF DIRECTORS.
☐	FOR ALL EXCEPT (See instructions below)				FOR	AGAINST	ABSTAIN
				3. ANNUAL ELECTION OF DIRECTORS	☐	☐	☐

					FOR	AGAINST	ABSTAIN
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			4. SHAREOWNER VOTING PROVISIONS	☐	☐	☐
					FOR	AGAINST	ABSTAIN
				5. SHAREOWNER INPUT - GOLDEN PARACHUTES	☐	☐	☐

					FOR	AGAINST	ABSTAIN
				6. RESOLUTION ON PAY DISPARITY	☐	☐	☐

					FOR	AGAINST	ABSTAIN
				7. CUMULATIVE VOTING	☐	☐	☐

				I PLAN TO ATTEND THE ANNUAL MEETING	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

Signature of Shareowner	Date:	Signature of Shareowner	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■		■

Appendix IV

David M. Cote Chairman and Chief Executive Officer

March 15, 2004

Dear Savings Plan Participant:

Honeywell technology is hard at work almost everywhere you look and we are uniquely qualified to meet the challenges of a constantly changing world. With our unwavering customer service, cutting-edge technologies, and the people to differentiate ourselves, we are building a world that’s safer, more comfortable, more secure, and more productive. We continue to both strengthen our growth culture and be dedicated to our formula for success, introduced as our annual report theme and currently the basis for our work: “Customers + Technology = Performance.”

Honeywell’s Annual Meeting of Shareowners is scheduled for 10:30 a.m., April 26, 2004, at the company’s headquarters in Morristown, New Jersey. As the meeting approaches, I urge you to exercise your right to direct the Savings Plan Trustee how to vote on the proposals to be considered at this meeting. The proposals, along with the recommendations of the board of directors, are described in the attached proxy statement.

I encourage you to read the enclosed annual report and proxy statement and to provide your voting direction to the Trustee as soon as possible. A card for your confidential voting direction is enclosed. If you prefer, you can also direct your vote via the Internet or by telephone. Simply follow the instructions on the proxy voting direction card. However, if you direct your vote through the Internet, please do not return your proxy voting direction card by mail.

If you do not provide voting directions to the Trustee, it will vote the shares attributable to your Savings Plan account in the same ratio as shares for which voting directions have been received from other Plan participants. If you own Honeywell shares other than through the Savings Plan, you will receive separate voting instructions for those shares.

Thank you for your commitment to Honeywell. Together, we will ensure a continued customer focus to deliver high-quality, innovative technologies, making Honeywell not just a great company, but a great growth company.

Sincerely,

Appendix V

Message From Dave Cote
March 15, 2004

Dear Savings Plan Participant:

Honeywell technology is hard at work almost everywhere you look and we are uniquely qualified to meet the challenges of a constantly changing world. With our unwavering customer service, cutting-edge technologies, and the people to differentiate ourselves, we are building a world that’s safer, more comfortable, more secure, and more productive. We continue to both strengthen our growth culture and be dedicated to our formula for success, introduced as our annual report theme and currently the basis for our work: “Customers + Technology = Performance.”

Honeywell’s Annual Meeting of Shareowners is scheduled for 10:30 a.m., April 26, 2004, at the company’s headquarters in Morristown, New Jersey. As the meeting approaches, I urge you to exercise your right to direct the Savings Plan Trustee how to vote on the proposals to be considered at this meeting. The proposals, along with the recommendations of the board of directors, are described in the attached proxy statement.

I encourage you to read the annual report and proxy statement (see first and second links below) and to provide your confidential voting direction to the Trustee, either electronically or by telephone, as soon as possible. Following this letter is the individual information you will need to provide your voting direction.

If you do not provide voting directions to the Trustee, it will vote the shares attributable to your Savings Plan account in the same ratio as shares for which voting directions have been received from other Plan participants. If you own Honeywell shares other than through the Savings Plan, you will receive separate voting instructions for those shares.

Thank you for your commitment to Honeywell. Together, we will ensure a continued customer focus to deliver high-quality innovative technologies, making Honeywell not just a great company, but a great growth company.

Dave Cote
Chairman and CEO

Voting Direction Information

[FILL IN NUMBER] shares are attributable to your Savings Plan account as of the record date, February 27, 2004.

Your control number is [FILL IN CONTROL NUMBER]. You may provide voting direction via the Internet by clicking on this link www.VOTEPROXY.COM (see third link below) or by copying and pasting this url address into your Web browser. To direct your vote via telephone, please dial 1-800-PROXIES.

Click here to view and download the proxy statement

Click here to view and download the Honeywell 2003 Annual Report

Click here to direct your vote